Exhibit 10.2

LEASE

THIS LEASE, made as of the 18th day of January, 2006, by and between BERK & BERK AT FRANKLIN PLAZA A LIMITED LIABILITY COMPANY, a New Jersey limited liability company, having offices at 535 Route 38 East, Suite: 145, Cherry Hill, New Jersey (“Landlord”), and FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED. a Pennsylvania corporation, having offices at One Franklin Plaza, Burlington, New Jersey (“Tenant”):

W I T N E S S E T H

Landlord and Tenant covenant and agree as follows:

1. DEMISED PREMISES. Landlord hereby leases to Tenant and Tenant hereby takes from Landlord that certain parcel of land (the “Land”) commonly known as Lots 4-6, Block 120.02, on the official tax map of Burlington Township, Burlington County, New Jersey, commonly known as 8 Terri Lane, Burlington, New Jersey, and more particularly described on Exhibit “A” attached hereto and made a part hereof, and the buildings and other improvements, including the existing parking areas, now or hereafter erected on the Land together with the benefit of any and all easements, appurtenances, rights and privileges now or hereafter belonging thereto. The Ninety Thousand Four Hundred (90,400) square foot building (“Tenant’s Building”) and all other improvements now or hereafter erected on the Land are hereinafter collectively called the “Improvements”. The Land and any Improvements now or hereafter erected thereon are hereinafter called the “Demised Premises”.

2. TERM/RENEWAL PERIODS.

(a) The term of this Lease shall commence on January 17, 2006 (the “Commencement Date”). The term of this Lease shall continue to and include the date which is ten (10) years and three (3) months after the day before the Commencement Date, if the Commencement Date is the first day of a month, or the last day of the month in which the Commencement Date occurs if the Commencement Date is not the first day of a month. The Term “Expiration Date” shall mean that date on which the term of this Lease, as same may have been extended or terminated early pursuant to the provisions of this Lease, shall expire.

(b) Tenant shall have the right and option to extend the term of this Lease from the date upon which it would otherwise expire for an additional renewal term of ten (10) years (the “Renewal Period”) upon the same terms and conditions as are set forth in this Lease except that rent for the Renewal Period shall be 95% of the Fair Market Value (as hereinafter defined). If Tenant elects to exercise said option to renew, it shall do so by giving notice of such election to Landlord at any time during the term of this Lease on or before the date which is twelve (12) months before the beginning of the Renewal Period.

(c) “Fair Market Rent” shall mean the annual fair market rental value of the Demised Premises during the Renewal Period and shall be determined by mutual agreement between Landlord and Tenant at any time within twenty (20) days following any request by Tenant. However, if Landlord and Tenant are unable to, or fail to, agree upon the Fair Market Rent for the Renewal Period on or before the expiration of such twenty (20) day period, then the Fair Market Rent shall be determined by the Rent Appraiser(s) (as hereinafter defined). In such event, Landlord and Tenant shall each select a Rent Appraiser within the ten (10) days following the expiration of such twenty (20) day period, failing which, the determination of Fair Market Rent shall be determined by the Rent Appraiser selected by the party who made a selection, which determination shall be final and binding upon Landlord and Tenant. The two (2) chosen Rent Appraisers shall then make the determination of Fair Market Rent upon the terms and conditions as herein provided no later than fifteen (15) days following their appointment. If the two (2) chosen Rent Appraisers are unable to, or fail to, make a determination of Fair Market Rent within such fifteen (15) day period, the two (2) initially selected Rent Appraisers shall choose a third Rent Appraiser which third Rent Appraiser shall then make the determination of Fair Market Rent upon the terms and conditions as herein provided within fifteen (15) days following appointment. In the event that the two (2) initially chosen Rents Appraisers fail to choose a third Rent Appraiser in accordance with the foregoing, then application shall be made to the appropriate court in the County in which the Demised Premises are located for the selection of the third Rent Appraiser who shall then make the determination of Fair Market Rent upon the terms and conditions as herein provided. The Fair Market Rent shall be based upon the then fair market rent for comparable premises in comparable buildings in the area in which the Premises are located. Landlord shall pay for its Rent Appraiser, and Tenant shall pay for its Rent Appraiser and the third Rent Appraiser (if any) shall be paid by the Landlord and Tenant jointly and equally. “Rent Appraiser” shall mean an MAI or IFAC appraiser having a minimum of ten (10) years experience as an MAI or IFAC appraiser of commercial rent(s) in the County of Burlington, State of New Jersey, and whose credentials are acceptable to life insurance companies, commercial banks and savings and loan banks which make loans in the County of Burlington, State of New Jersey.

3. FIXED RENT.

(a) The fixed rent (“Fixed Rent”) during the Term shall be payable as follows:

Year	Period	Rent per Sq. Ft.	Monthly Fixed Rent	Annual Fixed Rent
1	To be determined	$8.15 NNN	$61,396.67	$736,760.00
2*	Month 13 Free	$8.65 NNN	$65,163.33	$716,796.67
	To be determined
3*	Month 25 Free	$9.15 NNN	$68,930.00	$758,230.00
	To be determined
4*	Month 37 Free	$9.65 NNN	$72,696.67	$799,663.33
	To be determined
5	To be determined	$10.15 NNN	$76,463.33	$917,560.00
6	To be determined	$10.65 NNN	$80,230.00	$962,760.00
7	To be determined	$11.15 NNN	$83,996.67	$1,007,960.00
8	To be determined	$11.65 NNN	$87,763.33	$1,053,160.00
9	To be determined	$12.15 NNN	$91,530.00	$1,098,360.00
10	To be determined	$12.65 NNN	$95,296.67	$1,143,560.00
3 Months	To be determined	$13.15 NNN	$99,063.33	$297,190.00

Tenant shall pay the Fixed Rent to Landlord, without, except as herein expressly provided, demand therefore and without any set-off or deduction whatsoever, at the address of Landlord as hereinabove set forth (or such other address as Landlord may designate by notice to Tenant) in monthly installments in the amount set forth above, in advance on the first day of each month. Rent for a part of a month shall be prorated on a daily basis.

(b) If Tenant fails or refuses to pay rent hereunder without reasonable justification and the Landlord institutes suit for the of same or for possession of the Premises, the Tenant agrees to reimburse the Landlord, as Additional Rent hereunder, for all reasonable expenses incurred by the Landlord in collecting same, including, but not limited to, reasonable attorney’s fees. If the payment of any sum required to be paid by the Tenant to the Landlord under this Lease (including, without limiting the generality of the foregoing, Rent, adjustments, or payments made by the Landlord under any provision of this Lease for which the Landlord is entitled to reimbursement by the Tenant) shall become overdue for ten (10) business days beyond the date on which written notice was given to Tenant of non-payment of rent due and payable as provided in this Lease, then a delinquency service charge equal to five (5%) percent of the amount overdue shall become immediately due and payable to the Landlord as liquidated damages for the Tenant’s failure to make prompt payment. No failure by the Landlord to insist upon the strict performance by the Tenant of the Tenant’s obligations to pay late charges shall constitute a waiver by the Landlord of its rights to enforce the provisions of this Article 3 in any instance thereafter occurring. The provision of this Article 3 shall not be construed in any way to extend any notice period provided for in this Lease.

4. REAL ESTATE TAXES.

(a) Tenant shall pay, during the term of this Lease, all real estate taxes levied against the Demised Premises (“Real Estate Taxes”). Landlord shall elect, when available, to pay assessments over the longest term possible, and Tenant shall only be responsible for the amount payable during the Lease Term. Tenant shall make such payments annually thirty (30) days after receipt by Tenant of a receipted tax bill or tax bills indicating thereon the Real Estate Taxes assessed and paid.

(b) Landlord shall promptly notify Tenant of any increase in real estate assessment, tax rate and/or Real Estate Taxes. Tenant may at its option, and at its cost and expense, in its own name and/or in the name of Landlord protest, appeal or institute such other proceedings as it may consider appropriate to effect a reduction or abatement in such real estate assessment, tax rate, or Real Estate Taxes. Landlord shall fully cooperate with Tenant and in furtherance of the foregoing, shall, without limitation, furnish on a timely basis, such data, documents, information and assistance and make such appearances as may be required by Tenant. Landlord agrees to execute all necessary instruments in connection with any such appeal or other proceedings. If any such proceeding may only be instituted and maintained by

Landlord then Landlord shall do so at the request of Tenant. Landlord shall not settle any such appeal or other proceeding without obtaining Tenant’s prior written approval in each instance. In the event Tenant prosecutes an appeal during the final Tax year of the Lease Term, Tenant shall hold Landlord harmless and shall be responsible for any increase to the real estate taxes for the Tax Years following the expiration of the Lease Term which come about as a result of such real estate tax appeal. Should Landlord fail to give Tenant timely notice of any such increase in real estate assessment, tax rate, and/or Real Estate Taxes, or in the event of Landlord’s failure to pay taxes under proper and prudent protest, or to institute and maintain any such proceeding or to cooperate with Tenant as aforesaid, then in any such event Tenant shall not be obligated to contribute towards reimbursing Landlord for any such increase, for that Tax Year in which such increase occurs; and with respect to subsequent Tax Years Tenant shall not be obligated to contribute toward reimbursing Landlord for such increase during the balance of the term of the Lease (as same may be extended) provided, however, Tenant is barred from protesting such increase or instituting proceedings with respect to same because of Landlord’s failure to give Tenant timely notice or Landlord otherwise breaches the provisions hereof.

(c) In the event a refund is obtained for any year in which Tenant paid Real Estate Taxes, Landlord shall promptly pay Tenant its proportionate share of such refund. If Tenant obtains such refund it may also deduct all expenses incurred in doing so from such refund.

5. SECURITY DEPOSIT. Tenant shall deposit (the “Security Deposit”) with the Landlord the sum of Three Hundred Sixty-Eight Thousand, Three Hundred Eighty Dollars and Two cents ($368,380.02) Dollars as security for the performance of Tenant’s obligations under the Lease. Landlord may only use or apply the whole or any part of the security to the extent necessary to cure any default of Tenant. If Landlord applies any part of said Security Deposit to remedy any default of Tenant, Tenant shall, within thirty (30) days of demand therefor, deposit with Landlord the amount so applied so that Landlord shall have the full Security Deposit available at all times during the term of this Lease. The security Deposit shall be returned to Tenant within the thirty (30) days following the Expiration Date. In the event the Landlord shall sell or assign the premises then, upon such transfer, Landlord shall transfer the Security Deposit to such transferee.

6. USE AND OCCUPANCY.

(a) The Demised Premises may be used and occupied for the operation of office, laboratory, refurbishing facility and warehouse (but in no case shall the Permitted Use limit or restrict Tenant from carrying on any activity carried on by Tenant at or before the date hereof) and related services and/or for any other lawful purpose or purposes.

(b) Tenant shall indemnify and hold harmless Landlord, its employees and agents from any and all claims, causes of action, damages, expenses and liability, including reasonable attorneys’ fees, sustained or incurred by any persons (other than Landlord, its employees and agents) which are based upon or arise out of illness or injury, including death of any person or property damage to any property and which arise from or in any manner grow out of any act or omission of Tenant, Tenant’s agents, partners or employees in the Demised Premises. Tenant shall immediately respond and assume the investigation, defense and expense of all claims and causes of action arising out of or in connection with any such occurrences. Landlord may, at its sole cost and expense, join in such defense with counsel of its choice.

(c) Landlord shall indemnify Tenant and hold harmless Tenant, its employees and agents from and against any and all charges, claims, causes of action, damages, expenses and liability, including attorneys’ fees, sustained or incurred by any persons (other than Tenant, its employees and agents) which are based upon or arise out of illness or injury, including death of any person or property damage to any property and which arise from or in any manner grow out of any act or omission of Landlord, Landlord’s employees, agents and/or partners. Landlord shall immediately respond and take over the expense, defense and investigation of all claims arising out of or in connection with any such acts or omissions. Tenant may, at its sole cost and expense, join in such defense with counsel of its own choice.

7. QUIET ENJOYMENT. Landlord covenants and agrees that Tenant shall peaceably and quietly have, hold and enjoy the Demised Premises and all rights, easements, appurtenances and privileges belonging or in anywise appertaining thereto during the full term of this Lease and any extension thereof.

8. SIGNS. Tenant shall have the right at Tenant’s sole cost and expense to erect and/or place such signs in, on or about the Demised Premises as Tenant desires, provided that Tenant complies with all applicable law. However, Tenant shall obtain the approval of Landlord, which approval shall not be unreasonably withheld or delayed, before erecting or placing any signs on the exterior of the Building or the Land (other than directional and parking signs). Tenant shall be responsible for all cost to obtain approval and permits as well as all cost to construct said signs. All signs shall become the property of the Landlord at the conclusion of this Lease.

9. REPAIRS.

(a) Tenant shall make all necessary repairs and replacements to the non-structural portion of the Demised Premises, including repairs to Tenant’s trade fixtures and personalty, the HVAC and other systems comprising the Demised Premises, and those required as a result of Tenant’s negligence, except that Tenant shall not be obligated to make any of the foregoing arising out of or in any way connected with: (1) fire or other casualty; (2) settling; (3) defects in labor, workmanship, materials or equipment employed, supplied or installed in connection with construction of Tenant’s Building; or (4) the negligence of Landlord, its agents, employees or contractors.

(b) Landlord’s responsibility for repairs and replacements to the Demised Premises shall be limited to (i) repairs and replacements of the structural portion of the Demised Premises (i.e., the building shell and floors); (ii) replacements to or of the Parking Area; (iii) replacements of the HVAC and other systems comprising the Demised Premises; and (iv) all repairs and replacements required which are due to (1) fire or other casualty; and (2) negligence of Landlord, its agents, employees, or contractors.

(c) Prior to the commencement of the Lease, Tenant, then the owner of the Demised Premises, replaced the portion of the roof of the Tenant’s Building labeled Section B

(the “Section B Roof”) on the plan attached hereto as Exhibit “B-1”. Tenant shall be responsible for all ordinary maintenance and repairs of the Section B Roof during the Lease Term. Landlord shall be responsible for any required replacement or capital repair of the Section B Roof during the Lease Term. Tenant shall be responsible for all maintenance, repairs and the initial required replacement of the portion of the roof (including all skylights located thereon) labeled Section A on Exhibit “B-1” (such roof and skylights being called, the “Section A Roof”). From and after the date of such replacement, Tenant shall be responsible for all ordinary maintenance and repairs of the Section A Roof during the Lease Term. Landlord shall be responsible for any required replacement or capital repair of the Section A Roof during the Lease Term. Any replacement by Tenant shall be in accordance with the specifications attached as Exhibit “B-2”, except to the extent modified with the approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(d) For purposes of this Lease, the term “Parking Area” shall mean the paved portion of the Demised Premises.

10. INSURANCE.

(a) Tenant agrees to maintain property insurance policies providing special form coverage against loss by fire, lightning, the perils of extended coverage and malicious mischief covering Tenant’s Building and the other Improvements in the Demised Premises. In the event of a covered peril, the policy shall provide valuation at replacement cost and a twelve (12) month rent loss coverage. If any of the Improvements comprising a portion of the Demised Premises are in a Federally designated Special Flood Hazard Area, Tenant shall also maintain Flood Insurance in the amount reasonably required by Landlord’s lender. The policies covering Tenant’s Building required under this Article 10(a) shall contain the following endorsements: (1) An endorsement providing for a thirty (30) day notice of cancellation of insurance to all who are or become additional insureds as required under this Lease; (2) An endorsement naming Landlord and Landlord’s mortgage lender as an additional insured; and (3) An endorsement whereby insurer acknowledges that Tenant and Landlord have waived any and all rights of recovery against the other for damage or destruction to Tenant’s Building and/or any other Improvements, whether or not caused by acts or negligence of Landlord, Tenant or any of their agents or employees. Such policy shall provide that the proceeds of any loss shall be payable to Landlord and Tenant as their interest may appear.

(b) Tenant hereby waives all rights of recovery against Landlord, its agents and employees for damage or destruction to its fixtures, equipment and inventory arising out of fire or other casualty whether or not caused by the acts or negligence of Landlord, its agents or employees. Landlord hereby waives all rights or recovery against Tenant and any other occupant(s) of the Demised Premises and any of their agents and employees for damage or destruction to any and all of Tenant’s Building and/or any other Improvements arising out of fire or other casualty whether or not caused by acts or negligence of the aforementioned persons.

(c) Tenant shall maintain at its own cost and expense public liability insurance having minimum limits of coverage of One Million ($l,000,000.00) Dollars per occurrence combined single limits for bodily injury, personal injury and property damage. Said public liability policy shall contain the following provisions: (1) Landlord shall be named as an additional insured; (2) An agreement that the general liability hold harmless and indemnification wording of this Lease is considered an “insured contract” and insured as a contractual obligation; and (3) A thirty (30) day notice of cancellation of insurance to all who are or who become additional insureds as required in this Lease.

(d) Tenant agrees to replace, without regard to cause of breakage and/or damage and as soon as possible, any plate glass which may be broken or damaged during the term of this Lease. Tenant agrees to carry insurance against the loss of such plate glass and to supply a certificate of insurance to Landlord.

(e) Landlord shall maintain at its own cost and expense public liability insurance having minimum limits of coverage of One Million ($1,000,000) Dollars per occurrence combined single limits for bodily injury, personal injury and property damage. Said public liability policy shall contain the following provisions: (1) Tenant shall be named as an additional insured; (2) An agreement that the general liability hold harmless and indemnification wording of this Lease is considered an “insured contract” and insured as a contractual obligation; and (3) A thirty (30) day notice of cancellation of insurance to all who are or who become additional insureds as required in this Lease.

(f) All policies of insurance required under this Article 10 shall be written and signed by solvent and responsible insurance companies and authorized to do business in the jurisdiction wherein the Demised Premises is located and with ratings reasonably required by Landlord’s lender. Tenant shall, upon request, provide Landlord and Landlord’s lender with certificates of Tenant’s insurers evidencing the insurance coverage required of Tenant under this Article 10.

11. REQUIREMENTS OF LAW AND FIRE INSURANCE. Tenant shall comply with and shall from time to time conform Tenant’s Building to every applicable requirement of law, duly constituted authority, Board of Fire Underwriters having jurisdiction or of the carriers of all insurance on the Demised Premises (hereinafter collectively called “Requirements”) insofar as the necessity therefor shall arise solely out of Tenant’s manner or method of use of the Tenant’s Building; provided, however, that the foregoing shall not require Tenant to make any structural, exterior, floor or roof changes, replacements, alterations, installations or repairs at any time. Landlord shall comply with all Requirements except to the extent that Tenant is obligated to comply therewith. Tenant shall have the right upon giving notice to Landlord to contest any obligations imposed upon Tenant pursuant to the provisions of this Article and to defer compliance during the pendency of such contest, if the failure of Tenant so to comply will not subject Landlord to criminal penalty, Landlord shall cooperate with Tenant in such context and shall execute any documents reasonably required in furtherance of such purpose.

12. ALTERATIONS. Tenant may, from time to time, at its own cost and expense, make such alterations, restorations, changes, replacements, additions or installations (hereinafter called “Alterations”), in, of or to the Demised Premises as Tenant deems necessary or desirable. However, Tenant shall obtain Landlord’s prior written consent which shall not be unreasonably withheld, conditioned or delayed prior to making any structural Alteration to the Demised Premises. Tenant, in making any Alterations, shall use materials equal to or better than those used in consent not unreasonably withheld the construction of Tenant’s Building, and comply with all applicable laws, orders and regulations of federal, state, county and municipal authorities, including, without limitation, NEC codes, if and as required, with any direction given by a public officer pursuant to law and with all regulations of any Board of Fire Underwriters having jurisdiction. Tenant shall obtain or cause to be obtained all building permits, licenses, temporary and permanent certificates of occupancy and other governmental approvals which may be required in connection with the making of Alterations. Landlord shall cooperate with Tenant in the obtaining thereof and shall execute any documents required in furtherance of such purpose. Nothing herein contained shall be construed as constituting the permission of Landlord for a mechanic or subcontractor to file a lien claim against the Demised Premises and Tenant agrees immediately to secure the removal of any such lien which a contractor purports to file against said premises by payment or otherwise pursuant to law. All such Alterations shall be effected in compliance with all applicable laws, ordinances, rules and regulations of governmental bodies having or asserting jurisdiction over the Demised Premises. Throughout the making of Alterations, Tenant shall carry, or cause to be carried, worker’s compensation insurance in statutory limits and general liability insurance, with completed operation endorsement, for any occurrence in or about the Building, under which Landlord and its managing agent and any Superior Lessor whose name and address shall previously have been furnished to Tenant shall be named as parties insured, in such limits as Landlord may reasonably require, with insurers reasonably satisfactory to Landlord. Tenant shall furnish Landlord with reasonably satisfactory evidence that such insurance is in effect at or before the commencement of Alterations. All Alterations conducted by the Tenant shall attach to the Demised Premises and shall become the property of the Landlord. At the time of providing Landlord’s consent to any structural Alterations or at any time upon request of Tenant with respect to any other proposed Alterations, Landlord shall designate whether the Alterations will be required to be removed at the expiration of the term by Tenant, and if Landlord so requires removal, Tenant shall, at its sole cost and expense, remove such Alteration at the expiration of the Term and repair all damage caused by such removal.

13. ACCESS TO PREMISES. Tenant shall permit Landlord to enter upon the Demised Premises at all reasonable times approved by Tenant: (a) to conduct inspections and make repairs, changes, replacements and restorations to the Tenant’s Building which are required to be made by Landlord; and (b) during the twelve (12) months period immediately preceding the Expiration Date, to exhibit the Demised Premises to prospective tenants, provided that Landlord shall not unreasonably interfere with the conduct of business therein.

14. UTILITIES. Tenant shall pay for water, gas, electricity and fuel used by it in the Demised Premises. Tenant shall pay all sewer charges assessed by the municipal authority having jurisdiction provided same are based upon the amount of water Tenant consumes in the Demised Premises and including assessments for public improvements relating to the construction, installation or improvement of a sewer system and/or sewage treatment plant.

15. SUBORDINATION, RECOGNITION, NON-DISTURBANCE AND ATTORNMENT. This Lease shall become subject and subordinate to the lien of Landlord’s first purchase money acquisition mortgage granted on the date hereof, and any other first mortgage of the entire fee interest of the Demised Premises made to a bank, trust company, savings and loan association, title company, college, university, insurance company, or federal or state pension or retirement fund, and any renewals, modifications or extensions thereof, provided that a subordination, recognition and non-disturbance agreement in recordable form and in form reasonably acceptable to Tenant and such lender is executed, acknowledged and delivered by such mortgagee and Tenant. If the holder of any first mortgage of the entire fee interest of the Demised Premises requires that this Lease have priority over such mortgage, Tenant shall, upon request of such holder, execute, acknowledge and deliver to such holder an agreement acknowledging such priority.

16. FIXTURES. All fixtures and equipment whether owned by Tenant or leased by Tenant from a Lessor/Owner (hereinafter called the “Equipment Lessor”) installed in the Demised Premises, regardless of the manner or mode of attachment, shall be and remain the property of Tenant or any such Equipment Lessor and may be removed by Tenant or any such Equipment Lessor at any time. In no event (including a default under this Lease) shall Landlord have any liens, rights or claims in Tenant’s or Equipment Lessor’s fixtures and equipment and Landlord agrees to execute and deliver to Tenant and Equipment Lessor, within ten (10) days after request therefor, any document required by Tenant or Equipment Lessor in order to evidence the foregoing. Tenant shall promptly repair all damage to the Tenant’s Building caused by the removal of any such fixtures or equipment.

17. ASSIGNMENT AND SUBLETTING. Tenant may with Landlord’s consent, which shall not be unreasonably withheld, conditioned or delayed, sublet all or any part of the Demised Premises, or license the use of any portion thereof or assign this Lease.

18. LANDLORD’S TITLE. Landlord warrants and represents to Tenant that Landlord has the right and lawful authority to enter into this Lease for the term hereof (including the Renewal Periods), that Landlord is the sole owner in the fee simple of the Demised Premises and that title to the Demised Premises is and shall continue to be free and clear of any liens and encumbrances except for those set forth on Exhibit “C” (the “Permitted Encumbrances”). Landlord covenants and agrees to execute any documents reasonably required by Tenant for the purpose of curing any title defects. Landlord and Tenant have executed the Memorandum of Lease (the “Memorandum”) attached hereto as Exhibit “D” simultaneously with the execution hereof. Landlord covenants and agrees that, it shall record the Memorandum not later than five (5) days after the date hereof.

19. END OF TERM. At the expiration or other termination of the term of this Lease, Tenant shall peaceably and quietly quit and surrender the Demised Premises in good order and condition, reasonable wear and tear and damage by fire, the elements, or casualty or causes beyond Tenant’s control excepted.

20. HOLDING OVER. Except as otherwise set forth in this Lease, should Tenant hold over in possession after the Expiration Date, such holding over shall not be deemed to extend the term or to renew this Lease, but the tenancy thereafter shall continue as a tenancy from month-to-month, subject to all the terms and conditions of this Lease, except as to duration thereof, and if Tenant shall holdover, the Tenant shall pay monthly Fixed Rent in advance at the rate of 150% of the monthly Fixed Rent in effect for the last month of the Term of this Lease.

21. TENANT’S DEFAULT. – EVENTS OF DEFAULT.

(a) If Tenant shall be in default hereunder, Landlord may: (i) after thirty (30) days notice that Tenant is in default in the payment of Fixed Rent and/or any other amounts payable from Tenant hereunder (“Additional Rent”), then after the expiration of such thirty (30) day period Landlord may, but only during the continuance of such default, re-enter the Demised Premises and dispossess Tenant and any other occupants thereof, remove their effects not previously removed by them, and hold the Demised Premises as if this Lease had not been made; and Tenant waives the service of any additional notice of intention to re-enter or to institute legal proceedings to that end; and/or (ii) after thirty (30) days notice (or without notice, if in Landlord’s reasonable judgment an emergency shall exist) that Landlord intends to cure such default (other than the payment of monies), cure such default or, if such default is of such a nature that it could not reasonably be cured within such period of thirty (30) days, and Tenant does not commence and proceed with reasonable diligence and in good faith to cure such default then, after the expiration of such thirty (30) day period (or longer period if such default cannot reasonably be cured within said thirty (30) day period), Landlord shall have the right, to cure such default and Tenant shall pay to Landlord, within ten (10) days of demand therefor (accompanied by receipts evidencing the costs incurred), demand the reasonable out of pocket cost and expense incurred in curing same as Additional Rent.

(b) If pursuant to an order, judgment or decree entered by any court of competent jurisdiction: (1) a receiver, trustee or liquidator of Tenant or of all or substantially all of the assets of Tenant shall be appointed; (2) Tenant shall be adjudicated a bankrupt or insolvent; or (3) a petition seeking reorganization of Tenant or an arrangement with creditors or a petition to take advantage of any insolvency law shall be approved, and Fixed Rent and Additional Rent shall not thereafter be paid in accordance with the terms hereof, Landlord may serve notice of termination of this Lease upon Tenant, stating the date of termination, which date of termination shall be at least ten (10) days after the date on which such notice is received by Tenant, and upon the date specified in such notice this Lease and the term hereof shall cease and expire (unless payment is made within such ten (10) day period), and Tenant shall then quit and surrender the Demised Premises, but Tenant shall remain liable as hereinafter provided. If this Lease and the term hereof shall cease and expire in accordance with this Section (b), Landlord may dispossess or remove Tenant or any other occupant of the Demised Premises by summary proceedings or otherwise and remove their effects and hold the Demised Premises as if this Lease had not been made, and Landlord shall have the right to accelerate all Fixed Rent due for the remaining balance of the term of this Lease as follows: upon such acceleration, the amount remaining shall be deemed due for all purposes, but shall be payable in equal monthly installments over the period of time which would have comprised the remaining term, provided that Tenant shall not be required to pay such Fixed Rent to the extent Landlord is able to relet the Demised Premises thereafter.

(c) All sums due from Tenant to Landlord which are overdue for more than thirty (30) days shall bear interest at a rate equal to two (2%) percent over the Prime Rate as set forth in the Wall Street Journal under the heading Money Rates (the “Lease Interest Rate”) which shall become payable upon demand. Failure to make payment in full shall constitute a further default.

22. LANDLORD’S DEFAULT.

(a) If Landlord shall be in default hereunder, Tenant may: (i) after thirty (30) days notice that Landlord is in default in the payment of any monies which Landlord is obligated to pay to Tenant pursuant to the terms of this Lease, deduct the amount thereof plus interest at the Lease Interest Rate from Fixed Rent and/or Additional Rent; (ii) after thirty (30) days notice (or without notice, if in Tenant’s reasonable judgment an emergency shall exist) that Tenant intends to cure such default (other than the payment of monies), cure such default and Landlord shall pay to Tenant upon demand the reasonable cost thereof plus interest at the Lease Interest Rate, failing which Tenant may deduct same from any payments of Fixed Rent and/or Additional Rent; or (iii) after thirty (30) days’ notice that Landlord is in default under this Lease, terminate this Lease by giving ten (10) days notice of termination to Landlord. Any such deduction from Fixed Rent and/or Additional Rent shall not constitute a default unless Tenant shall fail to pay the amount of such deduction to Landlord within thirty (30) days after final adjudication by a court of competent jurisdiction that such amount is owing to Landlord.

(b) Tenant shall not terminate this Lease or, except in an emergency, commence to cure any default of such a nature that said default could not reasonably be cured within such period of thirty (30) days, if Landlord promptly commences and thereafter proceeds with due diligence and in good faith to cure such default.

(c) In the event that the holder of a mortgage covering the Demised Premises shall have given written notice to Tenant that it is the holder of said mortgage, and provided such notice includes the address to which notices to such mortgagee are to be sent, Tenant agrees that in the event it shall give written notice to Landlord to cure a default of Landlord as provided for in this Article 22, Tenant shall give a copy of said notice to said mortgagee. Tenant agrees that said mortgagee may cure or remedy such default within the time permitted to Landlord pursuant to this Article 22.

23. DAMAGE OR DESTRUCTION.

(a) In the event of any damage or destruction by fire, the elements or casualty (hereinafter called “Destruction”) to all of any part of Tenant’s Building or any other Improvements, except as provided below, Landlord shall commence promptly, and with due diligence continue, to restore same to substantially the same condition as existed immediately preceding the Destruction, except as otherwise provided in this Article. If the Destruction is partial, Landlord shall substantially complete the restoration within one hundred thirty-five (135) days following receipt of written authorization to proceed with restoration from the Tenant’s Insurance carrier. If the Destruction is total, Landlord shall complete the restoration within one hundred eighty (180) days after the Destruction. Tenant shall have the right to require Landlord to make changes to the Demised Premises in the course of such restoration. If the cost and expense of restoration of the Demised Premises is increased by any change or changes required by Tenant then Tenant shall pay to Landlord, as a Additional Rent, after the completion of such restoration (within thirty (30) days after demand therefor) the amount by which the cost and expense of restoration of the Demised Premises was thereby increased as set forth in a Change Order signed by Landlord and Tenant. Furthermore the time to complete the restoration shall be extended by a reasonable amount of time.

(b) If, (i) as a result of any Destruction, fifty (50%) percent or more of the total floor area of Tenant’s Building is damaged, destroyed; or (ii) the restoration of the Demised Premises either, (a) cannot reasonably be expected to be substantially completed within the time periods set forth above, and/or (b) is not actually substantially completed within the time periods set forth above; then in either of such events, Landlord or Tenant may elect to terminate this Lease by giving notice to the other of such election on or before the date which is ninety (90) days after the Destruction, stating the date of termination which shall be not more than thirty (30) days after the date on which such notice of termination shall have been given and: (1) upon the date specified in such notice this Lease and the term hereof shall cease and expire; and (2) any Fixed Rent and Additional Rent paid for a period after the date of the Destruction shall be refunded to Tenant upon demand.

(c) If, as a result of any Destruction, Tenant loses the use of the whole or any part of Tenant’s Building or any other part of the Demised Premises, Fixed Rent and Additional Rent shall abate equitably to the extent Tenant is deprived of such use. If by reason of any Destruction Tenant, in its reasonable opinion, determines that to remain open for business is not reasonably practicable and Tenant closes Tenant’s Building for business, Fixed Rent and Additional Rent shall be abated in full until the condition which caused Tenant so to close shall have been remedied.

(d) Insurance proceeds shall be deposited in trust with a bank or trust company.

24. EMINENT DOMAIN.

(a) In the event of a taking for any public or quasi-public use by any lawful power or authority by exercise of the right of condemnation or of eminent domain or by agreement between Landlord and those having the authority to exercise such right (hereinafter called “Taking”) of the entire Tenant’s Building, then: (l) this Lease and the term hereof shall cease and expire as of the date of vesting of title or transfer of possession, whichever occurs earlier, as a result of the Taking; and (2) any Fixed Rent and Additional Rent paid for a period after such date of termination shall be refunded to Tenant upon demand.

(b) (1) In the event of a Taking of any material portion of Tenant’s Building or in the event of a denial of adequate access to the Demised Premises, Tenant may elect to terminate this Lease by giving notice of termination to Landlord on or before the date which is ninety (90) days after receipt by Tenant of notice that the Taking shall have occurred. Said notice of termination shall state the date of termination, which date of termination shall be not more than thirty (30) days after the date on which such notice of termination is given to Landlord, in which event: (a) upon the date specified in such notice of termination this Lease and the term hereof shall cease and expire, and (b) any Fixed Rent and Additional Rent paid for a period after such date of termination shall be refunded to Tenant upon demand.

(2) If Tenant does not elect to terminate this Lease as aforesaid, then the award or payment for the Taking shall be paid to and used by Landlord for restoration as hereinafter set forth and Landlord shall promptly commence and with due diligence continue to restore the portion of the Demised Premises remaining after the Taking to substantially the same condition and tenantability as existed immediately preceding the Taking, except that Tenant shall have the right to require Landlord to make changes to Tenant’s Building in the course of such restoration. Landlord shall complete the restoration within one hundred twenty (120) days after the Taking. In the event of a Taking of any part of Tenant’s Building, then commencing upon the date of vesting of title or transfer of possession, whichever occurs earlier, Fixed Rent (except as same shall be abated as hereinafter provided) shall be the product of the Fixed Rent immediately preceding the Taking and a fraction, the numerator of which shall be the total floor area of the Tenant’s Building remaining after the Taking and the denominator of which shall be the total floor area of the Tenant’s Building immediately preceding the Taking. In the event of a Taking of any part of the Demised Premises other than Tenant’s Building, then commencing upon the date of vesting of title or transfer of possession, whichever occurs earlier, Fixed Rent shall be justly and equitably reduced to reflect a Taking of or denial or diminishing of adequate access to the Demised Premises. During the period of any restoration, the Fixed Rent and Additional Rent shall be abated justly and equitably. Nothing herein contained shall be deemed or construed to prevent either Landlord or Tenant from enforcing and prosecuting a claim for the value of its respective interest in any condemnation proceedings. However, Tenant shall not make any claim for the value of the unexpired term of the Lease if it adversely affects Landlord’s award, in which case, Landlord shall pay Tenant out of Landlord’s award the value of Tenant’s leasehold improvements, fixtures and equipment.

(c) The proceeds of any award or payment belonging to Landlord shall be paid and disbursed for restoration in the same manner that the proceeds of fire insurance are required to be paid and disbursed pursuant to subsection (d) of Article 23.

25. LANDLORD’S PAYMENTS. All taxes, assessments and charges on the Demised Premises and obligations secured by mortgage or other lien upon the Demised Premises which is subject to foreclosure shall be paid by Landlord when due. If Tenant performs, acquires or satisfies any lien, encumbrance or agreement of Landlord, any monies paid in connection therewith shall be paid by Landlord to Tenant upon demand. Tenant, in addition to all of its rights hereunder, shall be subrogated to all rights of the obligee against Landlord and/or the Demised Premises and no merger shall be construed which would defeat such subrogation. The provisions hereof shall apply only to those liens, encumbrances or agreements which are prior in lien to this Lease.

26. WAIVER OF DISTRAINT. Landlord hereby expressly waives any and all rights granted by or under any present or future laws to levy or distraint for rent, in arrears, in advance or both, upon all goods, merchandise, equipment, fixtures, furniture and other personal property of Tenant or any nominee of Tenant in the Demised Premises, delivered or to be delivered thereto.

27. ESTOPPEL CERTIFICATES. Upon the request of either party, at any time and from time to time, Landlord and Tenant agree to execute and deliver to the other, within ten 10 days after such request, a written instrument, duly executed (a) certifying that this Lease has not been modified and is in full force and effect or, if there has been a modification of this Lease, that this Lease is in full force and effect as modified, stating such modifications, (b) specifying the dates to which the Fixed Rent and Additional Rent have been paid, (c) stating whether or not, to the knowledge of the party executing such instrument, the other party hereto is in default and, if such party is in default, stating the nature of such default, (d) stating the Commencement Date, and (e) stating which options to renew the term have been exercised, if any.

28. ATTORNEYS FEES. If, as a result of any breach of this Lease, either party employs an attorney or attorneys to enforce its rights under this Lease, then the prevailing party shall be entitled to be paid its reasonable attorney’s fees and costs incurred to enforce the lease. The Tenant’s responsibility, if any, to pay attorney’s fees shall be considered Additional Rent.

29. NOTICES.

(a) No successor to Landlord’s interest in the Demised Premises shall be entitled to receive Fixed Rent and/or Additional Rent until fifteen (15) days after Tenant’s receipt of proper notice of such change together with a copy of the executed document or documents evidencing such change from the party entitled to receive Fixed Rent and/or Additional Rent immediately preceding such change. Until such receipt Tenant shall continue to pay the Fixed Rent and/or Additional Rent to the party to which, and in the manner in which, the last preceding installment of Fixed Rent was paid or, pending receipt of such proper notification and documentation, accrue and withhold payment of Fixed Rent and/or Additional Rent.

(b) Any notices, consents, approvals, submissions, demands or other communications (which notices, consents, approvals, submissions, demands or other communications shall be hereinafter collectively called “Notices”) given under this Lease or pursuant to any laws or governmental regulation, including, without limitation, those by Landlord to Tenant or by Tenant to Landlord shall be given: (a) if to Landlord, at the address of Landlord as hereinabove set forth or such other address as Landlord may designate by notice to Tenant from time to time as herein provided; or (b) if to Tenant, at the address of Tenant as hereinabove set forth or to such other address as Tenant may designate by notice to Landlord from time to time as herein provided. If Tenant shall be in doubt as to Landlord’s address, Tenant may send any Notice to Landlord at the address to which Fixed Rent was last sent.

(c) All Notices referred to in this Lease shall be in writing and unless otherwise required in this Lease, shall be: (i) by registered or certified mail, return receipt requested, postage pre-paid; (ii) by pre-paid overnight courier delivery; or (iii) by personal delivery made with evidence of delivery or receipt obtained prior to 5:00 p.m. on a business weekday (or if no received prior to 5:00 p.m. on a business weekday then upon the next business weekday). All such Notices shall be deemed given and received the earlier of: (i) the date actually received; or (ii) four (4) days after the date such Notice is mailed by United States registered or certified mail, as provided above, in any post office or branch post office regularly maintained by the United States Government.

(d) Landlord and Tenant each agree to provide the other, upon request, with a current telephone number to use in emergency situations after business hours.

30. BROKER. Landlord represents that it dealt with no broker or brokers and Tenant represents that it dealt with no broker or brokers in connection with the negotiation, execution and delivery of this Lease, except Cushman & Wakefield of Pennsylvania, Inc. (“Broker”) whose commission, if any, is being paid by Tenant. Tenant agrees to pay the brokerage commission to

Broker pursuant to a separate agreement between Tenant and Broker and shall defend indemnify and hold harmless Landlord from and against any claims or demands for brokerage commissions and finder’s fees made by Broker or any other party by, through or under Tenant, and Landlord shall defend, indemnify and hold harmless Tenant from and against any claims or demands for brokerage commissions and finders fees made by any party (other than Broker) made by, through or under Landlord.

31. MECHANIC’S LIENS. Tenant will not permit any construction, contractor’s, mechanic’s or materialmen’s or other liens to stand against the Tenant’s Building for any labor or material furnished to Tenant in connection with work of any character performed on Tenant’s Building by or at the direction of Tenant and Landlord will not permit any such liens for work or material furnished the Landlord to stand against the Demised Premises. However, Landlord and Tenant shall respectively have the right to contest the validity or amount of any such lien, provided that the payment of such amount is bonded during the pendency of such contest, but upon the final determination of such contest the party responsible for such lien shall immediately pay any judgment rendered with all proper costs and charges (including reasonable attorneys’ fees) and shall have the lien released at its own expense. In lieu of bonding either party may obtain other security acceptable to the other provided said other security is approved by the other party.

32. SUCCESSORS AND ASSIGNS. The covenants and agreements contained in this Lease shall bind and inure to the benefit of Landlord and its heirs, executors, successors and assigns and Tenant and its successors and assigns.

33. INVALIDITY OF CERTAIN PROVISIONS. If any provision of this Lease shall be invalid or unenforceable, the remainder of the provisions of this Lease shall not be affected thereby and each and every provision of this Lease shall be enforceable to the fullest extent permitted by law.

34. CHOICE OF LAW. This Lease, and the rights and obligations on the parties hereto shall be interpreted and construed in accordance with the laws of the State of New Jersey

35. CAPTIONS. The captions preceding the “Articles” of this Lease are intended only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease or the intent of any provision hereof.

36. NO WAIVER. The failure of either party to seek redress for violation of, or to insist upon the strict performance of, any term, covenant or condition contained in this Lease shall not prevent a similar subsequent act from constituting a default under this Lease.

37. ENTIRE AGREEMENT. This Lease contains the entire agreement between the parties and cannot be changed, modified or amended unless such change, modification or amendment is in writing and executed by the party against which the enforcement of the change, modification or amendment is sought.

38. SPECIAL PURPOSE ENTITY. Landlord warrants, represents and agrees to and with Tenant that unless and until the purchase money financing from GE Commercial Finance

Business Property Corporation is paid in full, Landlord shall maintain its status as a special or single purpose real estate entity (an “SPE”), and, without limitation, Landlord:

(a) Shall not engage in any business activity other than operation of the Demised Premises and shall not own any other property.

(b) Shall not merge with or acquire any other entity.

(c) Shall not incur any debt other than its acquisition financing and equipment lease financing and other ordinary trade debt.

IN WITNESS WHEREOF this Lease has been duly executed under seal as of the day and year first above written.

WITNESS:	LANDLORD: BERK & BERK AT FRANKLIN PLAZA A LIMITED LIABILITY COMPANY

/s/ Joseph Cenicola	By:	/s/ Stephen E. Samnick
	Name:	Stephen E. Samnick, Trustee
	Title:	Managing Member

WITNESS:	TENANT: FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

/s/ Barbara Anderson	By:	/s/ Arnold Levitt
Assistant Secretary	Name:	Arnold Levitt
	Title:	Sr. V.P. & CFO